EXHIBIT 99.1

Wynn Resorts, Limited Reports First Quarter 2013 Results

LAS VEGAS, April 25, 2013 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2013.

Net revenues for the first quarter of 2013 were $1,378.7 million, compared to $1,313.5 million in the first quarter of 2012. The revenue increase was driven by 4.4% higher revenues from our Macau Operations coupled with a 6.6% increase in revenues from our Las Vegas Operations. Adjusted property EBITDA (1) was $451.1 million for the first quarter of 2013, up 15.5% compared to $390.7 million in the first quarter of 2012.

On a US GAAP basis, net income attributable to Wynn Resorts for the first quarter of 2013 was $203.0 million, or $2.00 per diluted share, compared to net income attributable to Wynn Resorts of $140.6 million, or $1.23 per diluted share in the first quarter of 2012. Adjusted net income attributable to Wynn Resorts in the first quarter of 2013 was $205.6 million, or $2.03 per diluted share (adjusted EPS) (2) compared to adjusted net income attributable to Wynn Resorts of $151.9 million, or $1.33 per diluted share in the first quarter of 2012. In the first quarter of 2013, EPS was based on 101.4 million diluted shares compared to 114.0 million diluted shares outstanding in the first quarter of 2012, largely due to the redemption of Aruze USA, Inc.’s 24.5 million shares on February 18, 2012.

Wynn Resorts also announced today that it has approved a cash dividend for the quarter of $1.00 per common share. This dividend will be payable on May 23, 2013, to stockholders of record on May 9, 2013.

Macau Operations

In the first quarter of 2013, net revenues were $992.1 million, a 4.4% increase from the $950.7 million generated in the first quarter of 2012. Adjusted property EBITDA in the first quarter of 2013 was $330.7 million, up 14.1% from $289.8 million in the first quarter of 2012.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $28.4 billion for the first quarter of 2013, a 15.3% decrease from $33.5 billion in the first quarter of 2012. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 3.14%, which was higher than our expected range of 2.7% to 3.0% and the 2.59% experienced in the first quarter of 2012.

Table games win in the mass market category was $243.1 million during the period, a 13.6% increase from $214.0 million in the first quarter of 2012. Mass market table games win percentage (calculated before discounts) of 35.5% was higher than the 30.3% generated in the 2012 quarter. Note that customers purchase mass market gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage.

Slot machine handle was $1.1 billion for the first quarter of 2013, a 23.4% decline compared to the prior year quarter. Win per unit per day was 7.1% lower at $809, compared to $871 in the first quarter of 2012.

We achieved an Average Daily Rate (ADR) of $315 for the first quarter of 2013, 2.7% below the $324 reported in the first quarter of 2012 while the property’s occupancy was 93.8%, compared to 91.3% during the prior year period, and revenue per available room (REVPAR) was $296 in the 2013 quarter, which was flat with the first quarter of 2012. Gross non-casino revenues decreased 0.9% during the quarter to $105.3 million from $106.3 million in the prior year quarter.

We currently have 503 tables (288 VIP tables, 205 mass market tables and 10 poker tables) and 834 slot machines.

Cotai

The Company is constructing a full scale integrated resort containing a casino, hotel, convention, retail, entertainment and food and beverage offerings on the Cotai land and currently estimates the project budget to be in the range of $3.5 billion to $4.0 billion. The Company expects to enter into a guaranteed maximum price contract for the project construction costs in the first half of 2013. We started foundation work in February 2013 and expect to open our resort in Cotai during the first half of 2016.

During the first quarter of 2013, we spent approximately $76.3 million on our Cotai project.

Las Vegas Operations

For the first quarter ended March 31, 2013, net revenues were $386.6 million, a 6.6% increase from the first quarter of 2012. Adjusted property EBITDA of $120.4 million was up 19.3% versus the $100.9 million generated in the comparable period in 2012. EBITDA margin on net revenues was 31.1% in the first quarter of 2013 compared to 27.8% in the first quarter of 2012.

Net casino revenues in the first quarter of 2013 were $176.3 million, up 11.8% from the first quarter of 2012. Table games drop of $668.9 million was up 2.2% compared to $654.5 million in the 2012 quarter and table games win percentage of 26.7% was higher than the property’s expected range of 21% to 24% and above the 22.8% reported in the 2012 quarter. Slot machine handle of $696.6 million was 3.1% below the $718.9 million in the comparable period of 2012 and net slot win was down 1.7% to $42.3 million.

Gross non-casino revenues for the quarter were $256.4 million, 1.6% higher than in the first quarter of 2012 due to increases in hotel and food and beverage, which were partially offset by lower entertainment revenues.

Room revenues were up 4.8% to $91.5 million during the quarter, versus $87.4 million in the first quarter of 2012. Average Daily Rate (ADR) was up 1.4% to $258 while occupancy of 82.9% was higher than the 79.3% experienced in the first quarter of 2012. Revenue per available room (REVPAR) was $214 in the 2013 quarter, 6.0% above the $202 reported in the prior year quarter.

Food and beverage revenues increased 6.0% to $115.4 million primarily due to the strength in our restaurant, night club and beach club businesses. Retail revenues were $19.7 million in the quarter, down 0.9% from last year’s quarter. Entertainment revenues were down 28.3% due to a show that ended its run at the Encore theater in November 2012.

Balance Sheet and other

Our total cash and investments at March 31, 2013 were $2.3 billion. Total debt outstanding at the end of the quarter was $5.8 billion, including $3.1 billion of Wynn Las Vegas debt, $749 million of Wynn Macau debt and $1.9 billion at the parent company.

Corporate expense was down $7.0 million as we incurred significant expenses associated with the redemption of the Aruze USA, Inc.’s shares during the first quarter of 2012.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, April 25, 2013 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“adjusted EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Operating revenues:
Casino	$1,106,503	$1,049,279
Rooms	120,480	117,503
Food and beverage	139,701	135,140
Entertainment, retail and other	101,548	105,909

Gross revenues	1,468,232	1,407,831
Less: promotional allowances	(89,578)	(94,333)

Net revenues	1,378,654	1,313,498

Operating costs and expenses:
Casino	697,188	674,656
Rooms	33,390	29,984
Food and beverage	73,873	70,396
Entertainment, retail and other	40,326	51,658
General and administrative	94,909	105,950
Provision for doubtful accounts	7,004	18,064
Pre-opening costs	452	—
Depreciation and amortization	92,518	92,405
Property charges and other	5,346	10,286

Total operating costs and expenses	1,045,006	1,053,399

Operating income	333,648	260,099

Other income (expense):
Interest income	4,222	1,565
Interest expense, net of capitalized interest	(75,377)	(62,061)
Increase in swap fair value	3,144	2,284
Loss on retirement of debt	—	(4,828)
Equity in income from unconsolidated affiliates	200	465
Other	1,165	768

Other income (expense), net	(66,646)	(61,807)

Income before income taxes	267,002	198,292

Benefit for income taxes	5,142	117

Net income	272,144	198,409

Less: Net income attributable to noncontrolling interest	(69,181)	(57,845)

Net income attributable to Wynn Resorts, Limited	$202,963	$140,564

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$2.02	$1.25
Diluted	$2.00	$1.23
Weighted average common shares outstanding:
Basic	100,237	112,704
Diluted	101,373	114,008

Dividends declared per common share	$1.00	$0.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net income attributable to Wynn Resorts, Limited	$202,963	$140,564
Pre-opening costs	452	—
Increase in swap fair value	(3,144)	(2,284)
Property charges and other	5,346	10,286
Loss on retirement of debt	—	4,828
Adjustment for noncontrolling interest	20	(1,455)

Adjusted net income attributable to Wynn Resorts, Limited(2)	$205,637	$151,939

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$2.03	$1.33

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended March 31, 2013
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$251,526	$40,419	$41,703	$333,648
Pre-opening costs	452	—	—	452
Depreciation and amortization	29,297	61,610	1,611	92,518
Property charges and other	2,619	2,754	(27)	5,346
Management and royalty fees	39,196	5,795	(44,991)	—
Corporate expense and other	6,618	7,603	3,561	17,782
Stock-based compensation	1,003	2,227	(2,108)	1,122
Equity in income (loss) from unconsolidated affiliates	—	(51)	251	200

Adjusted Property EBITDA (1)	$330,711	$120,357	$—	$451,068

	Three Months Ended March 31, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$211,723	$20,426	$27,950	$260,099
Depreciation and amortization	28,288	63,418	699	92,405
Property charges and other	6,568	3,718	—	10,286
Management and royalty fees	38,059	5,451	(43,510)	—
Corporate expense and other	6,548	6,387	11,819	24,754
Stock-based compensation	(1,413)	1,371	2,690	2,648
Equity in income from unconsolidated affiliates	—	113	352	465

Adjusted Property EBITDA (1)	$289,773	$100,884	$—	$390,657

	Three Months Ended
	March 31,
	2013	2012
Adjusted Property EBITDA (1)	$451,068	$390,657
Pre-opening costs	(452)	—
Depreciation and amortization	(92,518)	(92,405)
Property charges and other	(5,346)	(10,286)
Corporate expenses and other	(17,782)	(24,754)
Stock-based compensation	(1,122)	(2,648)
Interest income	4,222	1,565
Interest expense, net of capitalized interest	(75,377)	(62,061)
Increase in swap fair value	3,144	2,284
Loss on retirement of debt	—	(4,828)
Other	1,165	768
Benefit for income taxes	5,142	117

Net income	272,144	198,409
Less: Net income attributable to noncontrolling interest	(69,181)	(57,845)

Net income attributable to Wynn Resorts, Limited	$202,963	$140,564

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2013	March 31, 2012
Room Statistics for Macau Operations:
Occupancy %	93.8%	91.3%
Average Daily Rate (ADR)[1]	$315	$324
Revenue per available room (REVPAR)[2]	$296	$296

Other information for Macau Operations:
Table games win per unit per day[3]	$25,550	$24,337
Slot machine win per unit per day[4]	$809	$871
Average number of table games	494	490
Average number of slot machines	843	927

Room Statistics for Las Vegas Operations:
Occupancy %	82.9%	79.3%
Average Daily Rate (ADR)[1]	$258	$255
Revenue per available room (REVPAR)[2]	$214	$202

Other information for Las Vegas Operations:
Table games win per unit per day[3]	$8,519	$7,436
Table Win %	26.7%	22.8%
Slot machine win per unit per day[4]	$215	$198
Average number of table games	233	221
Average number of slot machines	2,187	2,391

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied, including complimentary rooms.
(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(3)	Table games win per unit per day is shown before discounts and commissions.
(4)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com